Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

__________________________

GENERAL MILLS, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0274440
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

__________________________

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

(Address of principal executive offices)

__________________________

General Mills, Inc.

2007 Stock Compensation Plan

(Full title of the plan)

__________________________

Chris A. Rauschl, Esq.

Corporate and Securities Counsel and Assistant Secretary

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

(763) 764-7600

(Name, address and telephone number of agent for service)

__________________________

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maxi-
	Amount	Maximum	mum Aggregate
Title of Securities	to be	Offering Price	Offering	Amount of
to be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee
Common Stock, $.10 par value	10,000,000	$52.605	$526,050,000	$20,673.77

(1)	Pursuant to Rule 416(a), also covers additional securities that may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)

This amount is estimated only to determine the amount of the registration fee pursuant to Rule 457(h). The actual aggregate offering price could be higher or lower. The proposed maximum offering price is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on January 22, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

General Mills, Inc., a Delaware corporation (the “Company”), incorporates by reference into this Registration Statement the following documents:

(a)

the Company’s Annual Report on Form 10-K (File No. 001-01185) for the fiscal year ended May 27, 2007 filed with the Securities and Exchange Commission (the “SEC”) on July 26, 2007 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	all other reports filed by the Company with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since May 27, 2007;

(c)

the description of the Company’s common stock contained in the Company’s Registration Statement on Form S-3 (File No. 333-116779) filed with the SEC on June 23, 2004, as amended by Amendment No. 1 thereto filed with the SEC on September 17, 2004; and

(d)

all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all such securities then remaining to be sold.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Certain legal matters in connection with the shares of common stock to which this Registration Statement relates have been passed upon by Chris A. Rauschl, Corporate and Securities Counsel and Assistant Secretary of the Company. Mr. Rauschl is eligible to participate in the General Mills, Inc. 2007 Stock Compensation Plan and owns shares of the Company’s common stock.

Item 6.   Indemnification of Directors and Officers.

Under provisions of the Company’s By-laws, each person who is or was a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by Delaware law.

Under Section 145 of the Delaware General Corporation Law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits or actions brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, have no reasonable cause to believe their conduct was unlawful; except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Company maintains directors’ and officers’ liability insurance that reimburses the Company for certain indemnification liabilities and expenses, and covers directors and officers in certain situations where indemnification is not available from the Company.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description
4	General Mills, Inc. 2007 Stock Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 28, 2007).
5	Opinion and Consent of Chris A. Rauschl, Corporate and Securities Counsel and Assistant Secretary of the Company.
23	Consent of KPMG LLP, the Company’s independent registered public accounting firm. (Consent of counsel included in Exhibit 5)
24	Powers of Attorney.

Item 9.   Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on the 23rd day of January, 2008.

GENERAL MILLS, INC.
By:	/s/ Donal L. Mulligan
Name: Donal L. Mulligan Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title

	Paul Danos	Director	)
	William T. Esrey	Director	)
	Raymond V. Gilmartin	Director	)
	Judith Richards Hope	Director	)
	Heidi G. Miller	Director	)
	Hilda Ochoa-Brillembourg	Director	)	By:	/s/ Donal L. Mulligan
	Steve Odland	Director	)		Donal L. Mulligan
	Kendall J. Powell	Chief Executive Officer and Director	)		Attorney-in-Fact
(Principal Executive Officer))
	Michael D. Rose	Director	)		January 23, 2008
	Robert L. Ryan	Director	)
	Stephen W. Sanger	Chairman of the Board	)
	A. Michael Spence	Director	)
	Dorothy A. Terrell	Director	)

By:	/s/ Donal L. Mulligan	Executive Vice President and Chief Financial Officer			January 23, 2008
	Donal L. Mulligan	(Principal Financial Officer)

By:	/s/ Richard O. Lund	Vice President, Controller			January 23, 2008
	Richard O. Lund	(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion and Consent of Chris A. Rauschl, Corporate and Securities Counsel and Assistant Secretary of the Company.

23	Consent of KPMG LLP, the Company’s independent registered public accounting firm.

24	Powers of Attorney.